Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

Prospectus Supplement to the Prospectus dated September 19, 2011 and the Prospectus Supplement dated September 19, 2011 — No. 1949

The Goldman Sachs Group, Inc. Medium-Term Notes, Series D $29,874,000 10.00% Mandatory Exchangeable Notes due 2013 (Linked to the Common Stock of Apple Inc.)

The notes will pay interest at a fixed rate of 10.00% per annum payable on April 29, 2013 and on the stated maturity date (July 29, 2013), each subject to adjustment.  In addition to any accrued and unpaid interest, we will pay you an amount on the stated maturity date based on the performance of the common stock of Apple Inc. (“AAPL”) (which we refer to as the index stock), as measured from the trade date (January 22, 2013) to and including the determination date (July 24, 2013, subject to adjustment).  If the final index stock price is less than the initial index stock price of $497.90 (which is lower than the closing price of the index stock on the trade date, which is $504.77), you would lose a portion of your investment in the notes and may lose a substantial portion of your investment, depending on the performance of the index stock.  Additionally, the amount you may receive for each $497.90 face amount of your notes at maturity is subject to the cap price of $553.914, plus any accrued but unpaid interest.

The face amount of each note is $497.90.  On the stated maturity date, we will exchange each $497.90 face amount of your notes for an amount in cash equal to the cash settlement amount (or in our sole discretion, the amount of shares of the index stock and/or any other property you will receive in lieu of such cash amount, if applicable).

The cash settlement amount for each $497.90 face amount of your notes will be an amount equal to:

•                  if the final index stock price is greater than or equal to the cap price, the cap price; or

•                  if the final index stock price is less than the cap price, the final index stock price.

The amount you will be paid on your notes on the stated maturity date will not be affected by the closing price of the index stock on any day other than the determination date.  You could lose a substantial portion of your investment in the notes.  If the final index stock price is less than the initial index stock price, the payment you will receive on the stated maturity date (or in our sole discretion, the amount of shares of the index stock and/or any other property you will receive in lieu of such cash amount) will be less than the face amount of your notes. Further, the maximum payment that you could receive on the stated maturity date with respect to a $497.90 face amount note (the minimum denomination) is limited to the cap price of $553.914.

Your investment in the notes involves certain risks, including among other things, our credit risk.  See page S-8.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) was equal to approximately $496.08 per $497.90 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted.

Original issue date (settlement date):	January 29, 2013	Underwriting discount:	0.05% of the face amount
Original issue price:	100% of the face amount	Net proceeds to the issuer:	99.95% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.  The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement dated January 22, 2013.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above.  The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes.  In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-17.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc.  References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Face amount:  each offered note will have a face amount of $497.90; $29,874,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Index stock and index stock issuer:  common stock of Apple Inc. (“AAPL”) (Bloomberg: “AAPL UQ”)

Principal amount: on the stated maturity date, we will exchange each $497.90 face amount of your notes for an amount in cash equal to the cash settlement amount or, at the option of the issuer, for a number of shares of the index stock and/or any other specified property of equivalent value, based on the final index stock price

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount.  Additionally, the cap price would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page S-9

Supplemental discussion of U.S. federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as an income-bearing pre-paid derivative contract in respect of the index stock, as discussed under “Supplemental Discussion of Federal Income Tax Consequences” on page S-34 of this prospectus supplement.  Pursuant to this approach, it is the opinion of Sidley Austin LLP that it is likely that any interest payment that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes.  If you are a United States alien holder of the notes, we intend to withhold on interest payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty.  In addition, upon the sale, exchange, or cash settlement upon maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash (or the fair market value of any shares of the index stock and/or any other property) you receive at such time (excluding amounts attributable to any interest payment) and your tax basis in your notes.

Cash settlement amount:  on the stated maturity date, in addition to any accrued and unpaid interest, we will pay, for each $497.90 face amount of your notes, an amount in cash (or in our sole discretion, the amount of shares of the index stock and/or any other property you will receive in lieu of such cash amount, if applicable) calculated as follows:

•                  if the final index stock price is greater than or equal to the cap price, the cap price;

•                  if the final index stock price is less than the cap price, the final index stock price.

If we elect to deliver shares of the index stock and/or any other property to the holder on the stated maturity date, we will deliver, for each note, a number of shares equal to the cash settlement amount divided by the closing price of one share of the index stock on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Even or a Non-Trading Day” on page S-19 of this prospectus supplement and “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-20 of this prospectus supplement.  If delivery of shares of the index stock would otherwise involve a fractional share, we will pay cash instead of the fractional share, in an amount equal to that fraction multiplied by the closing price of one share of the index stock on the determination date. If we choose to deliver shares of the index stock and/or any other property, we will send notice to the Depositary Trust Company (“DTC”) one business day prior to the determination date. See “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date —“ on page S-18 of this prospectus supplement.

Initial index stock price:  $497.90 (which is lower than the closing level of the index stock on the trade date, which is $504.77)

Final index stock price:  the closing price of one share of the index stock on the determination date, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-20

Cap price:  $553.914 (approximately 111.25% of the initial index stock price)

Dividend reference amount:  $3.00 per quarter

Dividend periods:  the regular cash dividend period, which refers to the frequency of anti-dilution adjustments on account of regular cash dividends during the term of the offered notes, will be a calendar quarter.

Trade date: January 22, 2013

Original issue date (settlement date):  January 29, 2013

Stated maturity date:  July 29, 2013, unless postponed as described under “Specific Terms of Your Notes — Cash Settlement Amount” on page S-18

Determination date:  July 24, 2013, unless postponed as described under “Specific Terms of Your Notes — Cash Settlement Amount — Determination Date” on page S-18 and “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19

Business day convention: following unadjusted; as described under “Specific Terms of Your Notes — Business Day Convention” on page S-27

Interest rate (coupon):  10.00% per annum

Day count convention:  30/360 (ISDA)

Interest payment dates:  April 29, 2013 and the stated maturity date, provided that, if the stated maturity date does not occur on July 29, 2013, the interest payment date scheduled on July 29, 2013 will occur on the stated maturity date, and the interest on your notes will accrue only up to but excluding July 29, 2013

Regular record dates: for the interest payment dates specified above, five business days before each interest payment date

No listing:  the offered notes will not be listed on any securities exchange or included in any interdealer market quotation system

CUSIP:  38147K158

ISIN:  US38147K1584

Calculation agent:  Goldman, Sachs & Co.

Business day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-28

Trading day:  as described “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-28

Use of Proceeds and hedging:  as described under “Use of Proceeds” and “Hedging” on page S-31

ERISA:  as described under “Employee Retirement Income Security Act” on page S-39 of this prospectus supplement

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final index stock prices on the determination date could have on the cash settlement amount (assuming we opt to settle in cash rather than shares of the stock) at maturity assuming all other variables remain constant.

The hypothetical cash settlement amounts in the table and chart below are entirely hypothetical; no one can predict what the index stock price will be on any day throughout the life of your notes, and no one can predict what the closing price of the index stock will be on the determination date.  They are based on market prices for the index stock that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The price of the index stock has been highly volatile — meaning that the prices have changed substantially in relatively short periods — in the past and its performance cannot be predicted for any future period.

The information in the table below reflects hypothetical rates of return on a note assuming that it is purchased on the original issue date at the face amount and held to the stated maturity date, and no anti-dilution adjustments or market disruption events occur.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend on the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates and volatility of the index stock.  In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the issue price.  For more information on the estimated value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Was Less Than the Original Issue Price of Your Notes” on page S-8 of this prospectus supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$497.90

Interest rate	10.00% per annum

Cap price	$553.914 (approximately 111.25% of the initial index stock price)

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting the index stock

Notes purchased on original issue date at the face amount and held to the stated maturity date

Notes settled in cash rather than shares of stock

For these reasons, the actual performance of the index stock over the life of your notes, as well as the amount of cash (or in our sole discretion, the amount of shares of the index stock and/or other property you will receive in lieu of such cash amount, as applicable) payable at maturity, may bear little relation to the hypothetical final index stock price shown below or to the historical prices of the index stock shown elsewhere in this prospectus supplement.  For more information about the closing level of the index stock during recent periods, see “Index Stock Issuer – Historical High, Low and Closing Levels of the Index Stock” on page S-32.  Before investing in the offered notes, you should consult publicly available information to determine the prices of the index stock between the date of this prospectus supplement and the date of your purchase of the offered notes.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stock.  Among other things, the return on the notes will not reflect any dividends that may be paid on the index stock other than as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-20.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stock.

In the table below, the levels in the left column represent hypothetical final index stock prices expressed as percentages of the initial index stock price.  The amounts in the right column represent the hypothetical cash settlement amounts based on the corresponding hypothetical final index stock prices (expressed as a percentage of the initial index stock price), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $497.90 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final index stock price (expressed as a percentage of the initial index stock price) and the assumptions noted above.

Hypothetical Final Index Stock Price	Hypothetical Cash Settlement Amount
(as Percentage of Initial Index Stock Price)	(as Percentage of Face Amount)
150.000%	111.250%
130.000%	111.250%
120.000%	111.250%
111.250%	111.250%
110.000%	110.000%
105.000%	105.000%
100.000%	100.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%

If, for example, the final index stock price were determined to be 25.000% of the initial index stock price, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes , as shown in the table above, plus any accrued but unpaid interest.  As a result, if you purchased your notes on the original issue  date at the face amount and held them to the stated maturity date, not taking into account any interest paid or payable, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final index stock price were determined to be 150.000% of the initial index stock price, the cash settlement amount that we would deliver on your notes at maturity would be capped at the cap price of $553.914, or approximately 111.250% of each $497.90 face amount of your notes, as shown in the table above, plus any accrued but unpaid interest.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final index stock price over 111.250% of the initial index stock price.

The following chart reflects a graphical illustration of the hypothetical cash settlement amounts (expressed as percentages of the face amount) that we would deliver to the holder of your notes on the stated maturity date, not taking into account any interest paid or payable, if the final index stock price (expressed as percentages of the initial index stock price) were any of the hypothetical percentages shown on the horizontal axis.  The chart shows that any hypothetical final index stock price (expressed as a percentage of the initial index stock price) of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final index stock price (expressed as a percentage of the initial index stock price) of greater than or equal to 111.250% (the section right of the 111.250% marker on the horizontal axis) would result in a capped return on your investment.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the index stock that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-9.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final index stock price or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the index stock price and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual final index stock price determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011.  You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the index stock.  You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Was Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes were set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth on the cover of this prospectus supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  If Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes were set on the trade date, as disclosed on the front cover of this prospectus supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

The difference between the estimated value of your notes as of the time the terms of your notes were set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the index stock, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

You May Lose a Substantial Portion of Your Investment In the Notes

You can lose a substantial portion of your investment in the notes. The cash payment on your notes on the stated maturity date will be an amount equal to the cash settlement amount, or a number of shares of the index stock and/or any other property of equivalent value, based on the final index stock price, plus any accrued and unpaid interest. Because of the formula that we will use to determine the cash settlement amount, the amount you receive on the stated maturity date will be less than the face amount of your notes if the final index stock price is lower than the initial index stock price for your notes. Thus, you may lose a substantial portion of your investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Potential for the Value of Your Notes to Increase Is Limited

Your ability to participate in any change in the value of the index stock over the life of your notes is limited because of the cap price of $553.914 (approximately 111.25% of the initial index stock price). The cap price will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the price of the index stock may increase beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the index stock.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the cap price on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap price will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date.  A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                  the market price of the index stock;

•                  the cap price;

•                  the final index stock price;

•                  the volatility — i.e., the frequency and magnitude of changes — in the market price of the index stock;

•                  the dividend rate of the index stock;

•                  economic, financial, legislative regulatory and political, military or other events that affect the stock markets generally and the market segment of which the index stock is a part, and which may affect the level of the index stock;

•                  other interest rates and yield rates in the market;

•                  the time remaining until your notes mature; and

•                  our creditworthiness, whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction.  If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future price of the index stock based on its historical fluctuations.  The actual price of the index stock over the life of the notes may bear little or no relation to the historical closing price of the index stock or to the hypothetical examples shown elsewhere in this prospectus supplement.

Even After Taking Account of Adjustments for Regular Cash Dividends and Certain Other Dividends and Distributions, the Return on Your Notes Will Not Reflect the Return You Would Realize If You Owned the Index Stock and Received Dividends on the Index Stock When they Were Paid

The reference amount will be adjusted for regular cash dividends and certain other  dividends and distributions as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Regular Cash Dividends” and “Specific Terms of Your Notes — Anti-dilution Adjustments — Other Dividends and Distributions” below. Even after taking account of such adjustments,  however, the return on your notes will not reflect the return you would realize if you actually owned the index stock and received the dividends paid on the index stock at the time they were paid. You will not receive any dividends that may be paid on the index stock by the index stock issuer. See “— You Have No Shareholder Rights or Rights to Receive the Index Stock” below for additional information.

The Market Value of the Shares that We May Deliver to You on the Stated Maturity Date  Can, and Often Will, Fluctuate from the Market Value of Any Such Shares on the Determination Date, and Any Such Fluctuation Will Affect the Return on Your Notes

The market value of any shares that we may deliver to you on the stated maturity date can, and often will, fluctuate from the market value of such shares on the determination date. The longer the period of time between those two dates, the more the stock we deliver to you on the stated maturity date may be subject to price fluctuation. Any such fluctuation between the determination date and the stated maturity date will not change the number of shares that you may receive, if any, but will affect the return on your notes.

If the Market Price of the Index Stock Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the index stock.  Changes in the market price of the index stock may not result in comparable changes in the market value of your notes.  Even if the market price of the index stock equals or exceed the cap price for your notes, the market value of your notes prior to maturity may be less than the cap price.  We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

We Will Not Hold the Index Stock for Your Benefit

The indenture governing your notes does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the index stock acquired by us or them.  Neither we nor our affiliates will pledge or otherwise hold shares of the index stock for your benefit in order to enable you to exchange your notes for shares under any circumstances.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any index stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Have No Shareholder Rights or Rights to Receive the Index Stock

Investing in your notes will not make you a holder of the index stock.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stock. In addition, we may, at our sole option, elect to deliver on the stated maturity date a number of shares of the index stock in lieu of paying the cash settlement amount. However, you will have no right to receive any shares of the index stock in exchange for your notes on the stated maturity date unless we, at our sole option, elect to deliver shares and are able to do so on the stated maturity date. In addition, even if we elect to deliver shares of the index stock in lieu of cash, we may still pay cash in lieu of delivery of shares of the index stock if a market disruption event or certain dilution events, as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” below, occur during the period between the determination date and the stated maturity date, and in lieu of delivery of any fractional share.

In Some Circumstances, the Payment You Receive on the Notes May Be Based on the Common Stock of Another Company and Not the Issuer of the Index Stock

Following certain corporate events relating to the index stock where its issuer is not the surviving entity, the amount you receive at maturity may be based on the common stock of a successor to the index stock issuer or any cash or any other assets distributed to holders of shares of the index stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting distribution property (as described below) under “Specific Terms of Your Notes — Anti-dilution Adjustments”.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the index stock or other similar securities, which may adversely impact the market for or value of your notes.

The Potential for the Value of Your Notes to Increase May Be Less Than Direct Investment in the Index Stock

Because of the formula we will use to determine the cash settlement amount, the amount you receive on the stated maturity date or the value of the shares on the determination date that we deliver, may result in a lower return on your notes than you would have received had you invested in the index stock directly.

Past Performance of the Index Stock Is No Guide to Future Performance of the Index Stock

The actual performance of the index stock, as well as the amount payable at maturity, may bear little or no relation to the historical closing prices of the index stock set forth below under “Index Stock Issuer — Quarterly High, Low and Closing Prices of the Index Stock” or to the hypothetical examples shown elsewhere in this prospectus supplement.  You cannot predict the future prices of the index stock based on its historical fluctuations.

Goldman Sachs’ Anticipated Hedging Activities May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the index stock.  We also expect to adjust our hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index stock, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  We may also enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to changes in the level of the index stock.

In addition to entering into such transactions itself, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the index stock — directly or indirectly by affecting the price of the index stock — and therefore the market value of your notes and the amount we will pay on your notes at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients or counterparties to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Goldman Sachs will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index stock.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the index stock, securities and instruments similar to or linked to the foregoing or the currencies in which it is denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the index stock in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the index stock or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index stock, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Issuer of the Index Stock or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the issuer of the index stock, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index stock and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with

Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the index stock, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index stock, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining whether and how to make anti-dilution adjustments to the final index stock price; determining the closing price of the index stock on the determination date, which we will use to determine the amount of cash (or the amount of shares of the index stock and/or any other property you will receive in lieu of such cash amount) we must deliver on the stated maturity date; determining whether to postpone the determination date and the stated maturity date because of a market disruption event or a non-trading day; and the default amount on any amount payable on your notes.  See “Specific Terms of Your Notes” below.  The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest.  We may change the calculation agent for your notes at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

There Is No Affiliation Between the Index Stock Issuer and Us, and We Are Not Responsible for Any
Disclosure by the Index Stock Issuer

Goldman Sachs is not affiliated with the issuer of the index stock.  As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with the index stock issuer.  Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index stock issuer contained in this prospectus supplement or in any of the index stock issuer’s publicly available information.  You, as an investor in your notes, should make your own investigation into the index stock issuer.  See “The Index Stock Issuer” below for additional information about the index stock issuer.

The index stock issuer is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes.  Thus, the index stock issuer does not have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, we expect it will not provide significant liquidity and we expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

You Have Limited Anti-dilution Protection

Goldman, Sachs & Co., as calculation agent for your notes, will adjust the final index stock price for stock splits, reverse stock splits, stock dividends, regular cash dividends, extraordinary dividends, reorganization events and other events that affect the index stock issuer’s capital structure, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments”.  The calculation agent will not be required to make an adjustment for every corporate event that may affect the index stock.  For example, the calculation agent will not adjust the final index stock price for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all outstanding shares of the index stock issuer by a third party.  In addition, the calculation agent will determine in its sole discretion whether to make adjustments with respect to certain corporate or other events as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Reorganization Events” below.  Those events or other actions by the index stock issuer or a third party may nevertheless adversely affect the market price of the index stock and, therefore, adversely affect the value of your notes.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

We Can Postpone the Stated Maturity Date if a Market Disruption Event Occurs

If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing with respect to the index stock or such day is not a trading day, the determination date will be postponed until the first trading day on which no market disruption event occurs or is continuing, subject to limitations on postponement described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” below. If the determination date is postponed to the last possible day and a market disruption event occurs or is continuing on such last possible day or such day is not a trading day, such date will nevertheless be the determination date.

As a result of the foregoing, the stated maturity date for your notes may also be postponed as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” below. In such a case, you may not receive the cash that we are obligated to deliver on the stated maturity date, if any, until several days after the originally scheduled stated maturity date. Moreover, if the final index stock price is not available on the determination date because of a market disruption event, a non-trading day or for any other reason (other than any dilution event), the calculation agent will determine the final index stock price as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” below.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes.  This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.  We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences – United States Holders – Change in Law” below. You should consult your own tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-34 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company.  Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement.  The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement.  The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

Specified Currency:  Unless we elect to deliver shares of the index stock at maturity, all payments of principal and interest will be made in U.S. dollars (“$” or “USD”)

Form of Note:  the offered notes will be issued only in global form through the DTC.

Denominations:  each note registered in the name of a holder must have a face amount of $497.90 or any integral multiple thereof.

Defeasance:  neither full defeasance nor covenant defeasance will apply to your notes.

Other Terms:

•                  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below;

•                  anti-dilution provisions will apply to your notes as described under “— Anti-dilution Adjustments” below; and

•                  a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below.

Please note that the information about the settlement date or trade date, issue price, underwriting discount or commission and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuances and sale of the notes.  We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market making transaction after either of the initial issuances and sales of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index Stock and Index Stock Issuer

In this prospectus supplement, when we refer to the index stock, we mean the common stock of AAPL, and when we refer to the index stock issuer, we mean AAPL, except as described under “—Anti-dilution Adjustments — Reorganization Events” and “— Anti-dilution Adjustments — Distribution Property” below.

Payment of Principal on Stated Maturity Date

On the stated maturity date, we will exchange each of your notes for an amount in cash equal to the cash settlement amount, calculated as described below based on the final index stock price, subject to anti-dilution adjustments.  Alternatively, at our sole option, we may instead deliver a number of shares of the index stock (and each type of distribution property, if any, as described under “— Anti-dilution Adjustments — Adjustments for Reorganization Events” below). If we choose to deliver shares of the index stock, we will notify the holder of our election at least one business day before the determination date; if we choose to deliver shares of the index stock, we will deliver shares of the index stock (and any distribution property, if applicable), except in the limited circumstances described under “— Anti-dilution Adjustments and “— Consequences of a Market Disruption Event or a Non-Trading Day” below.

In the event we elect to deliver shares of the index stock, and if no property other than the index stock is to be delivered, the number of shares of the index stock that we will deliver in exchange for each of your notes, if any, will equal the quotient of the cash settlement amount divided by the closing price of one share of the index stock on the determination date.

On the other hand, if we elect to deliver shares of the index stock, and if your notes would be exchangeable in whole or in part for property other than the index stock because of a reorganization event, the calculation agent will determine the amount of each type of distribution property (which may include shares of the index stock) that we will deliver for each of your notes in the manner described under “— Anti-Dilution Adjustments — Adjustments for Reorganization Events” below.

In addition, if we choose at our sole option to deliver shares of the index stock and such delivery would otherwise involve a fractional share of the index stock, we will pay cash instead of the fractional share, in an amount equal to that fraction multiplied by the closing price of the index stock on the determination date. If we elect to deliver shares of the index stock and other distribution property, if any, the calculation agent may, in its sole discretion, adjust the number of shares of the index stock or any other distribution property to be delivered to reflect a dilution or reorganization event that occurs after the determination date but prior to the stated maturity date.

The cash we must pay in exchange for your notes on the stated maturity date, if any, represents the principal amount of your notes, unless we elect to deliver shares of the index stock. In that case, the shares of the index stock, together with any cash payable for a fractional share and each type of distribution property, if any, after giving effect to any anti-dilution adjustments, which we must deliver on the stated maturity date in exchange for your notes, if any, represent the principal amount of your notes.

The cash or market value of the shares or other property you receive in exchange for your notes on the stated maturity date may be less than 100% of the face amount of your notes. We describe this risk under “Additional Risk Factors Specific to Your Notes — You May Lose a Substantial Portion of Your Investment in the Notes” above.

Cash Settlement Amount

The cash settlement amount for each $497.90 face amount of your notes will equal an amount in cash calculated as follows (in addition to any accrued and unpaid interest):

•     if the final index stock price is greater than or equal to the cap price, the cap price;

•     if the final index stock price is less than the cap price, the final index stock price.

The cap price is $553.914 (approximately 111.25% of the initial index stock price).  The initial index stock price is $497.90, which is lower than the closing level of the index stock on the trade date, which is $504.77.

The final index stock price will be the closing price of one share of the index stock on the determination date.  The final index stock price may be adjusted, with respect to both the amount and type of consideration, as a result of dilution events, as we describe under “— Anti-dilution Adjustments” below.  In addition, if a market disruption event or non-trading day occurs or is continuing on the last possible determination date, as described under “— Determination Date” below, the calculation agent will determine the final index stock price with respect to the index stock on the determination date in its sole discretion.

The cash we must pay in exchange for your notes on the stated maturity date represents the principal amount of your notes, unless we elect to deliver shares of the stock. In that event, the shares of the stock, together with any cash payable for a fractional share and after giving effect to any anti-dilution adjustments that we must deliver on the stated maturity date in exchange for your note represent the principal amount of your note.

Stated Maturity Date

The stated maturity date is July 29, 2013, unless that day is not a business day, in which case the stated maturity date will be the next following business day.  If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Determination Date

The determination date is July 24, 2013, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.  In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing.  In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination Date” above.

If the calculation agent determines that the closing price of the index stock that must be used to determine the cash settlement amount is not available on the determination date because of a market disruption event, a non-trading day or for any other reason, then the calculation agent will nevertheless determine the final index stock price based on its assessment, made in its sole discretion, of the price of the index stock on that day.

In addition, if a market disruption event occurs or is continuing on the determination date or on any later day through and including the stated maturity date, or if for any other reason we are unable to deliver shares of the index stock, we may choose to pay cash instead of delivering shares of the index stock on the stated maturity date, even if we have notified the holder of our election to deliver shares of the index stock as described under “— Payment of Principal on Stated Maturity Date” above.

Interest Payments

Interest will accrue on the outstanding face amount of your notes and will be calculated and paid as described in the accompanying  prospectus and accompanying prospectus supplement with regard to fixed rate notes, except that the interest payment and regular record dates will be those specified in this prospectus supplement.

Interest on the original notes will accrue from January 29, 2013 and interest will be paid on the offered notes quarterly (commencing on April 29, 2013) to and including the stated maturity date (July 29, 2013, subject to adjustment as described under “—

Consequences of a Market Disruption Event or a Non-Trading Day” above).

If the stated maturity date does not occur on July 29, 2013, however, the interest payment date scheduled for July 29, 2013 will instead occur on the stated maturity date. Even if the interest payment date is postponed to a date later than July 29, 2013, however, interest on your notes will accrue only up to but excluding July 29, 2013.

Anti-dilution Adjustments

The calculation agent will adjust the final index stock price on the determination date as described below, but only if an event described under one of the seven subsections beginning with “— Stock Splits” below occurs with regard to that index stock and only if the relevant event occurs during the period described under the applicable subsection.  However, if we elect to deliver shares of the index stock and other distribution property, if any, the calculation agent may, in its sole discretion, adjust the number of shares of the index stock or any other distribution property to be delivered to reflect a dilution or reorganization event that occurs after the determination date but prior to the stated maturity date.

The adjustments described below do not cover all events that could affect the final index stock price, such as an issuer tender or exchange offer for the index stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the index stock.  We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the final index stock price.  If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

•                  Step One.  The calculation agent will adjust the reference amount.  This term refers to the amount of the index stock or other property for which the final index stock price is to be determined on the determination date.  For example, if no adjustment is required, the reference amount will be one share of the index stock.  In that case, the final index stock price will be the closing price of one share of the index stock on the determination date.  We describe how the closing price will be determined under “— Special Calculation Provisions” below.

If an adjustment is required because one of the dilution events described in the first six subsections below — these involve stock splits, reverse stock splits, stock dividends, regular cash dividends, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the adjusted reference amount may be, for example, two shares of the index stock or one half share of the index stock, depending on the event.  In that example, the final index stock price would be the closing price, on the determination date, of two shares of the index stock or a half share of the index stock, as applicable.

If an adjustment is required because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the index stock — occurs, then the reference amount will be adjusted to be as follows, assuming there has been no prior anti-dilution adjustment: the amount of each type of property distributed in the reorganization event in respect of one share of the index stock, plus one share of the index stock if the index stock remains outstanding.  In that event, the final index stock price will be the value, on the determination date, of the adjusted reference amount.

The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment.  These events and the nature of the required adjustments are described in the seven subsections that follow.

•                  Step Two.  Having adjusted the reference amount in step one, the calculation agent will determine the final index stock price, which will be the closing price of one share of the index stock multiplied by the adjusted reference amount on the determination date.

However, if the reference amount was adjusted due to the occurrence of a reorganization event such that the reference amount is now made up of distribution property, the final index stock price will be the total value of such distribution property (as further adjusted due to any subsequent dilution events) on the determination date as determined by the calculation agent in the manner described under “— Adjustments for Reorganization Events” below.

•                  Step Three.  Having determined the final index stock price in step two, the calculation agent will use this price to calculate the cash settlement amount.

•                  Step Four. If we elect to deliver shares of the index stock to the holder on the stated maturity date, the calculation agent will determine the amount and type of each property we will deliver, if any, in lieu of cash in the following manner.

If the adjusted reference amount at the close of trading hours for the index stock on the determination date consists entirely of shares of the index stock, we will deliver, for each note, a number of shares equal to the cash settlement amount divided by the closing price of one share of the index stock on the determination date, rather than by the final index stock price.

On the other hand, if the adjusted reference amount at the close of trading hours for the index stock on the determination date includes any property other than shares of the index stock, then the calculation agent will determine the amount of each type of distribution property that we will deliver for your notes in the manner described under “— Adjustments for Reorganization Events” below.

If more than one event requiring adjustment of the final index stock price occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis.  Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each subsequent event.  Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the final index stock price using the reference amount as sequentially and cumulatively adjusted for all the relevant events.  The calculation agent will make all required determinations and adjustments no later than the determination date.

The calculation agent will adjust the reference amount for each reorganization event described under “— Reorganization Events” below.  For any other dilution event described below, however, the calculation agent will not be required to adjust the reference amount unless the adjustment of the reference amount would result in a change of at least 0.1% in the final index stock price that would apply without the adjustment.  The final index stock price resulting from any adjustment of the reference amount will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your notes, that results solely from that event.  The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.  The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion.  In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent.  The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following seven subsections describe the dilution events for which the reference amount is to be adjusted.  Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth less as a result of a stock split.

If the index stock is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount — i.e., the reference amount before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of the index stock times (2) the prior reference amount.  The reference amount — and thus the final index stock price — will not be adjusted, however, unless the first day on which the index stock trades without the right to receive the stock split occurs after the trade date and on or before the determination date.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If the index stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount times the quotient of (1) the number of shares of the index stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective.  The reference amount — and thus the final index stock price — will not be adjusted, however, unless the reverse stock split becomes effective after the trade date and on or before the determination date.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding shares of its stock in proportion to the shares they own.  Each outstanding share will be worth less as a result of a stock dividend.

If the index stock is subject to a stock dividend, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount plus the product of (1) the number of additional shares issued in the stock dividend with respect to one share of the index stock times (2) the prior reference amount.  The reference amount — and thus the final index stock price — will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the determination date.

The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.

Regular Cash Dividends

We will adjust the reference amount for increased and decreased regular cash dividends in respect of the dividend periods after the date of this prospectus supplement, as described below. A regular cash dividend that is declared or made (as the calculation agent may determine in its sole discretion) with respect to the index stock will be deemed to be an increased quarterly dividend if its per-share value exceeds the applicable dividend reference amount for that quarter, and will be deemed to be a decreased quarterly dividend if its per-share value falls below the applicable dividend reference amount for that quarter. For the avoidance of doubt, a failure of the index stock issuer to declare or make a quarterly dividend payment on the index stock (as determined by the calculation agent in its sole discretion) will be deemed to be a decreased quarterly dividend. In general, we will adjust the reference amount for your note upward in the event of an increased quarterly dividend and downward in the event of a decreased quarterly dividend, as described below. The reference amount will not be adjusted, however, unless the related ex-dividend date occurs after the date of this prospectus supplement, and on or before the determination date. However, in the event the reference amount is adjusted because of a failure by the index stock issuer to declare or make a quarterly dividend payment, the effective date for adjusting the reference amount will be the first business day immediately following the related regular quarterly ex-dividend date (or such other date that the calculation agent may determine in its sole discretion is appropriate to ensure an equitable result), ending on the determination date. If the index stock issuer announces or the calculation agent otherwise determines in its sole discretion that there will not be a dividend payment for any given period, the calculation agent may adjust the reference amount at such time as is necessary to ensure an equitable result in respect of the relevant period. In addition, the reference amount will not be adjusted as described below in respect of any dividend that is not a regular cash dividend.

A dividend with respect to the index stock will be deemed to be a regular cash dividend if it is any cash dividend paid on the index stock during a regular cash dividend period that is neither an extraordinary dividend as defined under “— Other Dividends and Distributions” below nor the result of any other event described in this subsection entitled “— Anti-dilution Adjustments”.

The dividend reference amounts for the regular cash dividends paid in respect of the dividend periods after the date of this prospectus supplement will be $3.00 per quarter.

If the quarterly dividend in any period after the date of this prospectus supplement is not equal to the relevant dividend reference amount for such dividend period, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount (as adjusted as a result of any previous increased or decreased regular dividends or any other events described in this subsection entitled “— Anti-dilution Adjustments”) times (2) a fraction, the numerator of which is the closing price of one share of the index stock on the trading day immediately before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the increased or decreased dividend amount (as defined below).  The increased dividend amount for any dividend amount equals the per share amount of the regular dividend minus the applicable dividend reference amount for that dividend period, and the decreased dividend amount equals the per share amount of the regular dividend minus the applicable dividend reference amount for that dividend period. If the reference amount is adjusted as under “— Anti-dilution Adjustments”, the calculation agent will adjust the dividend reference amount to the extent (if any) it determines is appropriate to reflect the events giving rise to those other adjustments. For example, if the index stock is subject to a 1-for-2 reverse stock split, then the calculation agent will double the dividend reference amount, and if the index stock is subject to a 2-for-1 stock split then the calculation agent will reduce the dividend reference amount by half. In addition, the calculation agent may adjust the dividend reference amount and/or the frequency or dates of adjustments to the reference amount in connection with decreased or increased dividends as it deems necessary to obtain an equitable result, including but not limited to, if the index stock issuer changes the frequency of dividend payments or pays dividends in respect of periods other than those occurring in the dividend periods after the date of this prospectus supplement or in the event that any of the related ex-dividend dates do not occur. For example, if the index stock issuer declares regular dividends on a semi-annual basis in the future, the calculation agent will (1) make any adjustment on a semi-annual basis instead of a quarterly basis for any period in which the dividend frequency is so changed, and (2) use the sum of the two dividend reference amounts relating to that semi-annual basis as the new dividend reference amount.

A distribution on the index stock that is both an “extraordinary dividend” (as defined under “—Other Dividends and Distributions”) and also an increased or decreased regular cash dividend will result in an adjustment to the reference amount only as described under “Specific Terms of Your Notes – Anti-dilution Adjustments – Other Dividends and Distributions” below.

You will have no right to receive any dividend that is paid on the index stock. Dividend payments may adversely affect the market value of the index stock, and thus of your note, and there is no assurance that any adjustment of the reference amount that might be made will compensate you for any decline in value.

The calculation agent will make all determinations with respect to adjustments,

including whether an increased or decreased regular cash dividend has been paid in respect of any quarter and, if so, the nature and amount of any reference amount adjustment that may be made in respect of that dividend, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder. In addition, the calculation agent may, in its sole discretion, modify these adjustments as necessary to ensure an equitable result.

Other Dividends and Distributions

The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

•                  stock dividends described above,

•                  regular cash dividends described above,

•                  issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

•                  distributions that are spin-off events described under “— Reorganization Events” below, and

•                  extraordinary dividends described below.

A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the first trading day before the ex-dividend date.

If an extraordinary dividend occurs with respect to the index stock, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the closing price of the index stock on the trading day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.  The reference amount — and thus the final index stock price — will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the determination date.

The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

•                  for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or

•                 for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent.  A distribution on the index stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the final index stock price only as described under “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase the index stock at an exercise price per share that is less than the closing price of the index stock on the trading day immediately preceding the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

•                  the numerator will be the number of shares of the index stock outstanding at the close of business on the day  immediately preceding that ex-dividend date plus the number of additional shares of the index stock offered for subscription or purchase under those transferable rights or warrants, and

•                  the denominator will be the number of shares of the index stock outstanding at the close of business on the day  immediately preceding that ex-dividend date plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on the trading day immediately before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately before that ex-dividend date.

The reference amount — and thus the final index stock price — will not be adjusted, however, unless the ex-dividend date described above occurs after the trade date and on or before the determination date.

Reorganization Events

Each of the following is a reorganization event:

•                  the index stock is reclassified or changed,

•                  the index stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of the index stock are reclassified or changed,

•                  the index stock has been subject to a takeover offer, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the index stock such that all of the outstanding shares of the index stock (other than shares of the index stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person,

•                  the index stock issuer or any subsidiary of the index stock issuer has been subject to a merger, consolidation, amalgamation or binding share exchange in which the index stock issuer is the surviving entity and all the outstanding index stock (other than shares of the index stock owned or controlled by such other entity or person) immediately prior to such event collectively represent less than 50% of the outstanding shares of the index stock immediately following such event,

•                  the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•                  the index stock issuer effects a spin-off — that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described in the five bullet points above,

•                  the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•                  any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the index stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the index stock or by the primary securities exchange on which the index stock or listed options on the index stock are traded, and will ultimately be determined by the calculation agent in its sole discretion.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property distributed in respect of one share of the index stock — or in respect of whatever the prior reference amount may be — in the reorganization event as of the determination date.  We define the term “distribution property” below.  For purposes of the four step adjustment process described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be deemed to be the reference amount adjusted as described in step one, the value of the adjusted reference amount on the determination date will be deemed to be the final index stock price described in step two and the calculation agent will determine the cash settlement amount based on the final index stock price as described in step three.  If a reorganization event occurs and we elect to deliver shares of the stock, for purposes of step four, the calculation agent will then determine, in its sole discretion, the amount of each type of distribution property to be delivered on the stated maturity date by first (i) dividing the cash settlement amount by the total value of the adjusted reference amount at the close of trading hours for the stock on the determination date, and then (ii) multiplying the number calculated from (i) above by the amount of each type of distribution property included in the adjusted reference amount on the determination date. We may elect, at our discretion, to substitute any one or more types of distribution property with a cash payment of equivalent value.  As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

The calculation agent will determine the value of each type of distribution property, in its sole discretion.  For any distribution property consisting of a listed security, the calculation agent will use the closing price for the security on the determination date.  The calculation agent may value, on the determination date, other types of property in any manner it determines, in its sole discretion, to be appropriate.

If a holder of the index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

We may elect, at our discretion, to substitute any one or more types of distribution property with a cash payment of equivalent value.  As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount.  The calculation agent will do so to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events.  If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash for each share of the index stock (adjusted proportionately for any partial share) comprising the reference amount before the adjustment.  The calculation agent will adjust the common share component of the adjusted reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “— Anti-dilution Adjustments” as if the common shares of the surviving company were the index stock.  In that event, the cash component will not be adjusted but will continue to be a component of the reference amount.  Consequently, each component included in the reference amount will be adjusted on a sequential and cumulative basis for all relevant events requiring adjustment up to the relevant date.

The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before the determination date.

Distribution Property.  When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the index stock — or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event.  In the case of a spin-off or any other reorganization event after which the index stock remains outstanding, the distribution property also includes one share of the index stock — or other applicable reference amount — in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the index stock as described above.  Consequently, when we refer to the index stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount.  Similarly, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier.  We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note.  Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including the offered notes.  This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture.  We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment or Delivery

Any payment or delivery on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of index stock or of distribution property ourselves or cause our agent to do so on our behalf. If delivery of shares of the index stock would otherwise involve a fractional share, we will pay cash instead of the fractional share, in an amount equal to that fraction multiplied by the closing price of one share of the index stock on the determination date.

Business Day Convention

The “following unadjusted business day” convention applies to this note. As described in the accompanying prospectus supplement, when a following unadjusted business day convention is applied, any payment (or share delivery) on your note that would otherwise be due on a day that is not a business day may instead be paid (or delivered) on the next day that is a business day, with the same effect as if paid (or delivered) on the original due date. For your note, the term business day is defined under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent will make all determinations regarding the final index stock price, anti-dilution adjustments, market disruption events, the default amount, business days, trading days, the determination date, the stated maturity date, the cash settlement amount and the amount payable or the number of shares of the index stock (and other property, if any) deliverable, as applicable, on your notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of your notes.  We may change the calculation agent after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the principal securities market for the index stock is open for trading.

Closing Price

The closing price for any security on any day will equal the official closing sale price or last reported official sale price, regular way, for the security, on a per-share or other unit basis:

•                  on the principal national securities exchange on which that security is listed for trading on that day, or

•                  if that security is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes.  That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period.  The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two-business-day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions.  For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to any given trading day, any of the following will be a market disruption event:

•                  a suspension, absence or material limitation of trading in the index stock on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  a suspension, absence or material limitation of trading in option or futures contracts relating to the index stock in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  the index stock does not trade on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes.  For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•                  a decision to permanently discontinue trading in option or futures contracts relating to the index stock.

For this purpose, an “absence of trading” in the primary securities market on which an index stock is traded, or on which option or futures contracts relating to the index stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the index stock, if available, in the primary market for that stock or those contracts, by reason of:

•                  a price change exceeding limits set by that market, or

•                  an imbalance of orders relating to that stock or those contracts, or

•                  a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

In this subsection about market disruption events, references to the index stock include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

USE OF PROCEEDS

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of the index stock and listed or over-the-counter options on or before the trade date. In addition, from time to time, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to index stock. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                                          expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index stock,

•                                          may take or dispose of positions in the securities of the index stock issuer itself,

•                                          may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market, and/ or

•                                          may take short positions in the index stock or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may also acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index stock. We expect these steps to involve sales of instruments linked to the index stock on or shortly before the determination date. These steps may also involve sales and/or purchases of the index stock, or listed or over-the-counter options, futures or other instruments linked to the index stock or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

INDEX STOCK ISSUER

The index stock issuer is Apple Inc.  According to publicly available information, Apple Inc. designs, manufactures and markets personal computers, mobile communication and media devices, and portable digital music players, as well as sells related software, services, peripherals, networking solutions, and third-party digital content and applications.

Where Information About the Index Stock Issuer Can Be Obtained

The index stock is registered under the Securities Exchange Act of 1934.  Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically.  Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  In addition, information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC.  The address of the SEC’s web site is http://www.sec.gov.  Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 000-10030.

Information about the index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuer with the SEC.

We Obtained the Information About the Index Stock Issuer from the Index Stock Issuer’s Public Filings

This prospectus supplement relates only to your notes and will not relate to the index stock or other securities of the index stock issuer.  We have derived all information about the index stock issuer in this prospectus supplement from the publicly available information referred to in the preceding subsection.  We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the index stock issuer in connection with the offering of your notes.  We do not make any representation that any publicly available information about the index stock issuer is accurate or complete.  Furthermore, we do not know whether all events occurring before the date of this prospectus supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the index stock and, therefore, the cash settlement amount — have been publicly disclosed.  Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive at maturity and, therefore, the market value of your notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.

We or any of our affiliates may currently or from time to time engage in business with the index stock issuer, including making loans to or equity investments in the index stock issuer or providing advisory services to the index stock issuer, including merger and acquisition advisory services.  In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuer and, in addition, one or more of our affiliates may publish research reports about the index stock issuer.  As an investor in your notes, you should undertake such independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in your notes.

Historical High, Low and Closing Levels of the Index Stock

The closing level of the index stock has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the index stock during any period shown below is not an indication that the index stock is more or less likely to increase or decrease at any time during the life of your notes.

You should not take historical prices of the index stock as an indication of future performance of the index stock.  We cannot give you any assurance that the future performance of the price of the index stock will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.  In light of the increased volatility currently being experienced by U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose a substantial part of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.  Before investing in the offered notes, you should consult publicly available information to determine the relevant index stock price between the date of this prospectus supplement and the date of your purchase of the offered notes.  The actual performance of the index stock, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The table below shows the high and low levels of the index stock as well as the closing levels of the index stock for each of the four calendar quarters in 2010, 2011 and 2012 and the first calendar quarter in 2013 (through January 22, 2013).  We obtained the levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Prices of the Index Stock

	High	Low	Close
2010
Quarter ended March 31	235.83	192.00	234.93
Quarter ended June 30	274.16	235.86	251.53
Quarter ended September 30	292.46	240.16	283.75
Quarter ended December 31	325.47	278.64	322.56
2011
Quarter ended March 31	363.13	326.72	348.45
Quarter ended June 30	353.10	315.32	335.67
Quarter ended September 30	413.45	343.23	381.18
Quarter ended December 31	422.24	363.50	405.00
2012
Quarter ended March 31	617.62	411.23	599.47
Quarter ended June 30	636.23	530.12	584.00
Quarter ended September 30	702.10	574.88	667.26
Quarter ended December 31	671.74	508.97	533.03
2013
Quarter ending March 31 (through January 22, 2013)	549.03	485.92	504.77

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a regulated investment company;

•                  a tax exempt organization;

•                  a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

•                 a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Tax Treatment.  You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as an income-bearing pre-paid derivative contract with respect to the index stock. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Any interest payments that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes.

If you receive cash upon the maturity of your notes, you should recognize capital gain or loss in an amount equal to the difference, if any, between the amount you receive at such time (other than amounts attributable to accrued but unpaid interest payments, if any, which will be taxable in the manner described above) and your tax basis in the notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. Such capital gain or loss will generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

If we elect to deliver shares of the index stock on the stated maturity date, the tax consequences to you are not clear. We think it is reasonable to treat the receipt of shares as a taxable settlement of the notes followed by a purchase of the shares, but it would also be possible to characterize the receipt of shares upon maturity of the notes as a tax-free purchase of the shares pursuant to the original terms of the notes. If the receipt of the shares is treated as a taxable purchase of shares, you should (i) recognize capital gain or loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the cash received in lieu of a fractional share, if any, and the amount you paid for your notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time. Your holding period in any shares you receive through such a taxable purchase would be measured from the day you receive the shares.

Upon the sale or exchange of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your notes. Such capital gain or loss generally should be short-term capital gain or loss, except to the extent attributable to an accrued but unpaid interest, if any, with respect to your notes. The combination of ordinary income treatment of any interest payments on your notes and a capital loss upon the sale or redemption of your notes may result in adverse tax consequences to you, because an investor’s ability to deduct capital losses is subject to significant limitations.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes.  Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate.  For example, the Internal Revenue Service could assert that your notes should be treated as short-term debt instruments.  Although there is no authority that specifically addresses the tax treatment of short-term notes that provide for contingent payments, it is likely that if your notes are so treated you would not recognize any income prior to the maturity of the notes (except for the interest payments on the notes).  If your notes are so treated and you are an initial purchaser of the notes whose taxable year does not end on a day that is between the determination date and the maturity date, you should recognize ordinary income or short-term capital loss upon the maturity of your notes in an amount equal to the difference between the amount you receive with respect to your notes at such time and the amount you paid for your notes.  Upon a sale or exchange of your notes, it would be reasonable for you to recognize short-term capital gain or loss in an amount equal to the difference between the amount you paid for your notes and the amount received by you upon such sale or exchange, unless you sell or exchange your notes between the determination date and the maturity date, in which case it would be reasonable for you to generally treat any gain that you recognize as ordinary income and any loss that you recognize as a short-term capital loss.  If you are a secondary purchaser of the notes, special rules apply to you and you should consult your own tax advisor.  There is no statutory, judicial or administrative authority that governs how short-term contingent debt should be treated for U.S. federal income tax purposes.  You should consult your tax advisor about this potential alternative treatment.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. For example, your notes could also be treated as a unit consisting of a forward contract (the “Forward Contract”) and an interest-bearing cash deposit used to secure your obligation to purchase the index stock under the Forward Contract (the “Cash Deposit”). Under this characterization, if you are an initial purchaser of the notes, your notes would likely be treated for U.S. federal income tax purposes in the same manner as an income-bearing pre-paid derivative contract as described above. If, however you are a secondary purchaser of the notes, you would likely be required to allocate your purchase price for the notes between the Forward Contract and the Cash Deposit based on the respective fair market value of each on the date of the purchase. If the portion of your purchase price allocated to the Cash Deposit is at a discount from, or is in excess of , the principal amount of your security, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — United States Holders — Market Discount” and “United States Taxation — Taxation of Debt Securities — United States Holders — Debt Securities Purchased at a Premium” with respect to the Cash Deposit. Accordingly, if you purchase your notes in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that the Internal Revenue Service could seek to characterize your notes as a notional principal contract.  It is also possible that the interest payments would not be treated as interest for U.S. federal income tax purposes, but instead would be treated in some other manner.  For example, the interest payments could be treated all or in part as contract fees in respect of a forward contract, and the U.S. federal income tax treatment of such contract fees is uncertain.

It is possible that the Internal Revenue Service could assert that, while your notes should generally be characterized as described above, any gain you recognize upon the sale, exchange or maturity of your notes should be treated as ordinary income.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. You should consult your tax advisors as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Change in Law.  In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder.  You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the interest payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the interest payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a U.S. alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the payments were characterized as contract fees). Withholding also may not apply to interest payments made to you if: (i) the interest payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the interest payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

In addition, the Treasury Department has issued proposed regulations under which all or a portion of interest payments on the notes and any amount that you receive upon the maturity of the notes or upon a sale of your notes could be treated as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any payments we make to you, could be collected via withholding.  The proposed regulations, if finalized in their current form, would apply to payments made on or after January 1, 2014 and, therefore, would not apply to the notes.  While significant aspects of the application of these regulations to the notes are uncertain, we may be required to withhold such taxes if any dividends are paid on the index stock during the term of the notes or if, as a consequence of the trade date for the notes falling between a dividend announcement date and an ex dividend date of the index stock, a portion of any payment on your notes reflects an amount determined by reference to such dividend.  We could also require you to make certifications prior to any interest payments or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory.  It is also possible that you would not be subject to withholding under the proposed regulations but for our election to deliver the stock settlement amount instead of the cash settlement amount at maturity.  Nonetheless, we are under no obligation to pay the cash settlement amount instead of the stock settlement amount at maturity.  If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.  You should consult your tax advisor concerning the potential application of these regulations to payments you receive on the notes when these regulations are finalized.

Foreign Account Tax Compliance Act Withholding (FATCA)

Final regulations released by the U.S. Department of the Treasury on January 17, 2013 state that Foreign Account Tax Compliance Act withholding (as described in “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance” in the accompanying prospectus) will generally not apply to obligations that are issued prior to January 1, 2014; therefore, the notes will not be subject to FATCA withholding.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction.  The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests.  Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption.  In general, available exemptions are:  transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code).  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000.  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on January 29, 2013, which is the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will initially settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

VALIDITY OF THE NOTES

In the opinion of Sidley Austin LLP, as counsel to The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by The Goldman Sachs Group, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of The Goldman Sachs Group, Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 19, 2011, which has been filed as Exhibit 5.5 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 filed with the Securities and Exchange Commission on September 19, 2011.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement

$29,874,000

The Goldman Sachs
Group, Inc.

10.00% Mandatory Exchangeable Notes due 2013
(Linked to the Common Stock of Apple Inc.)

Medium-Term Notes, Series D

___________________

___________________

Goldman, Sachs & Co.

Page
Summary Information	S-3
Hypothetical Examples	S-5
Additional Risk Factors Specific to Your Notes	S-8
Specific Terms of Your Notes	S-17
Use of Proceeds	S-31
Hedging	S-31
Index Stock Issuer	S-32
Supplemental Discussion of Federal Income Tax Consequences	S-34
Employee Retirement Income Security Act	S-39
Supplemental Plan of Distribution	S-40
Validity of the Notes	S-40
Prospectus Supplement dated September 19, 2011
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28
Prospectus dated September 19, 2011
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140